                                                                    EXHIBIT 99.1


PROTEIN POLYMER TECHNOLOGIES, INC.

                                                           FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
President
Janis Neves
Director of Finance
(619) 558-6064
info@ppti.com
-------------

                   DELISTING OF PROTEIN POLYMER COMMON STOCK
                   FROM QUOTATION ON THE NASDAQ STOCK MARKET

     SAN DIEGO, SEPTEMBER 21, 1999 - Protein Polymer Technologies, Inc. (NASDAQ-PPTI) reports today that it received notification from the Nasdaq Listing Qualifications Panel that the panel had determined to delist the Company's common stock from quotation on The Nasdaq Stock Market effective with the close of business yesterday, September 20, 1999, due to the Company's failure to meet the net tangible assets and minimum bid price maintenance criteria for continued listing.

          The Company's common stock may be eligible to trade on the OTC Bulletin Board. Rule 15c2-11 under the Exchange Act specifies certain information that broker-dealers are required to maintain regarding securities traded in the over-the-counter markets. An exemption from Rule 15c2-11 has been granted under certain circumstances to permit a broker-dealer, without having the information specified by Rule 15c2-11, to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after
such security has been delisted from The Nasdaq Stock Market.   In addition, as
a consequence of the delisting, the Company's common stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq SmallCap Market. If no other exception applies, the Company's common stock may become subject to the SEC's Penny Stock Rules, Rule 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule. Such exempt transactions include those meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

          The Company has completed a subsequent closing of a private placement of its Series G Convertible Preferred Stock with a small group of accredited and institutional investors. Together with the initial closing previously announced on August 17, 1999, PPTI received approximately $2.1 million. Each share of Series G Preferred Stock was priced at $100 per share and can be converted at any time by the holder into common stock at conversion price of $0.50 per share, subject to certain antidilution adjustments. Each share of Series G Preferred Stock also received a common stock warrant, exercisable for 12 months, that allows the holder to acquire 200 shares of PPTI common stock at an exercise price of $0.50 per share. The Series G Preferred Stock, warrants and underlying common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The proceeds will enable the Company to begin human clinical testing scheduled to begin this fall of the Company's lead product, an injectable treatment for female stress urinary incontinence.

          Protein Polymer Technologies, Inc., a San Diego based biotechnology company, has developed a protein-based technology platform that allows creation of new biomaterials which target multiple applications in biomedical markets. The different classes of biocompatible polymers developed by PPTI have been genetically engineered to enable cell growth, promote the regeneration of tissue, bond to synthetic surfaces and resorb into tissue at controlled rates. Targeted applications include tissue adhesives and sealants, tissue augmentation, wound healing, and drug delivery vehicles.

          This press release may contain forward-looking statements that are based on management's expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and product development uncertainties, competitive products and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 1998 Annual Report on Form 10-KSB, and recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

          PPTI's press releases are on the internet at www.ppti.com or on PR
                                                       ------------
Newswires's Company News On Call at http://www.prnewswire.com and can be
                                    -------------------------
received via Fax on Demand at (800) 758-5804 extension 721876.

                                      -2-